Exhibit 4.2
     RELEASE OF CERTAIN GUARANTORS (this “Release”), dated as of June 30, 2009, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Issuer”), those Subsidiary Guarantors parties hereto, and U.S. BANK NATIONAL ASSOCIATION, as Trustee under the Indenture (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of July 25, 2007, as supplemented by the First Supplemental Indenture, dated as of July 25, 2007, the Second Supplemental Indenture, dated as of December 31, 2007, the Third Supplemental Indenture, dated as of October 10, 2008, the Fourth Supplemental Indenture, dated December 1, 2008, the Fifth Supplemental Indenture, dated February 5, 2009, the Sixth Supplemental Indenture, dated March 30, 2009 and the Seventh Supplemental Indenture of even date herewith (the “Indenture”), providing for the issuance of the 8 7/8% Senior Notes due 2015 (the “Securities”);
     WHEREAS, pursuant to that certain Private Placement Memorandum, dated November 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “PPM”), San Angelo Hospital, L.P., a Delaware limited partnership (the “Partnership”), has offered and sold membership interests in the Partnership to certain physician investors effective as of April 1, 2008 (such transaction, the “Syndication”).
     WHEREAS, (i) upon the consummation of the Syndication, the Subsidiary Guarantor listed on the signature pages hereto (the “Syndicated Subsidiary Guarantor”) has been released as a Subsidiary Guarantor under the Credit Agreement, dated as of July 25, 2007, by and among the Issuer, Community Health Systems, Inc., the lenders that from time to time become parties to the Credit Agreement and Credit Suisse, as Collateral Agent, and (ii) the Issuer has delivered an Officer’s Certificate to the Trustee certifying that the Syndicated Subsidiary Guarantor no longer has any Indebtedness outstanding that would require such Syndicated Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to Section 4.12 of the Indenture.
     WHEREAS pursuant to Section 10.06(4) of the Indenture, a Guarantor will be released from its obligations under the Indenture under the circumstances described in the immediately preceding recital.
     WHEREAS pursuant to the last sentence of Section 10.06 of the Indenture, the Issuer requests and the Trustee is authorized to execute and deliver this Release evidencing such release pursuant to Section 10.06(4) of the Indenture.
     NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantor party hereto and the Trustee mutually covenant and agree as follows:
     SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
     SECTION 2. Subsidiary Guarantor. Effective from and after the consummation of the Syndication, the Syndicated Subsidiary Guarantor is hereby irrevocably released and discharged from its obligations under Article 10 of the Indenture, any Guaranty Agreement to which it may be party or any obligations with respect to the Securities.
     SECTION 3. Ratification of Indenture; Release Part of Indenture. Except as expressly modified hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Release shall form a part of the Indenture for all purposes, shall inure to the benefit of the Issuer, the Syndicated Subsidiary Guarantor, the Trustee and

every Holder of Securities heretofore or hereafter authenticated and the Issuer, the Syndicated Subsidiary Guarantor, the Trustee and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     SECTION 4. Governing Law. THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the accuracy or correctness of the recitals of this Release.
     SECTION 6. Counterparts. The parties may sign any number of copies of this Release. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Release.

IN WITNESS WHEREOF, the parties have caused this Release to be duly executed as of this 30th day of June 2009.

CHS/Community Health Systems, Inc., a Delaware corporation
By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Senior Vice President, Secretary & General Counsel

Syndicated Subsidiary Guarantor: San Angelo Hospital, L.P.
By:	/s/ James W. Doucette
	Name:	James W. Doucette
	Title:	Vice President, Finance and Treasurer

U.S. Bank National Association, as Trustee

By:	/s/ Wally Jones
Wally Jones
Vice President